Ex. 28(d)(9)

September 23, 2019

Mr. Bruce Rosenberg

Treasurer

State Street Institutional Investment Trust

c/o SSGA Funds Management, Inc.

1 Iron Street

Boston, Massachusetts 02210

RE: State Street Institutional Investment Trust Expense Reimbursement Arrangement

Dear Mr. Rosenberg:

SSGA Funds Management, Inc. (“SSGA FM”), as the investment adviser to the State Street Institutional Liquid Reserves Fund, State Street Institutional U.S. Government Money Market Fund, State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund and State Street ESG Liquid Reserves Fund (collectively, the “Funds”), each a series of the State Street Institutional Investment Trust, agrees until April 30, 2020 to reimburse the Fund for expenses to the extent that Total Annual Fund Operating Expenses (exclusive of interest, brokerage commissions, taxes, extraordinary expenses, deferred organizational expenses or acquired fund fees and expenses) of the Investment Class shares of the Funds exceed 0.42% of average daily net assets on an annual basis.:

The above stated expense reimbursement arrangement (i) does not supersede any prior fee waiver and/or expense reimbursement arrangement for the Funds, and (ii) may only be terminated during the relevant period with the approval of the Fund’s Board of Trustees. SSGA FM and a Fund Officer are authorized to take such actions as they deem necessary and appropriate to continue each of the above stated expense reimbursement for additional periods, including of one or more years, after April 30, 2020.

If the expense reimbursement arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
Ellen M. Needham Director and President

Accepted and Agreed:

STATE STREET INSTITUTIONAL INVESTMENT TRUST,

ON BEHALF OF ITS SERIES

STATE STREET INSTITUTIONAL LIQUID RESERVES FUND

STATE STREET INSTITUTIONAL U.S. GOVERNMENT MONEY MARKET FUND

STATE STREET INSTITUTIONAL TREASURY MONEY MARKET FUND

STATE STREET INSTITUTIONAL TREASURY PLUS MONEY MARKET FUND

STATE STREET ESG LIQUID RESERVES FUND

By:	/s/ Bruce Rosenberg
Bruce Rosenberg
Treasurer